Exhibit 10.1

SECOND AMENDMENT TO LEASE

1035 O’Brien Drive

Menlo Park, California 94025

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of October 30, 2014 (the “Effective Date”), by and between O’BRIEN DRIVE PORTFOLIO, LLC, a Delaware limited liability company (“Landlord”), and AVALANCHE BIOTECHNOLOGIES, INC., a Delaware corporation (“Tenant”), being the parties to that certain Lease dated December 20, 2013, as amended by that certain First Amendment to Lease dated August 1, 2014 (the “First Amendment” and cumulatively, the “Lease”), for the Premises described in the Lease as Suites A and B of 1035 O’Brien Drive, Menlo Park, California 94025, consisting of approximately ten thousand two hundred four (10,204) rentable square feet in Suite A and another seven thousand one hundred thirty-two (7,132) in Suite B (the “Existing Premises”) and located in a building containing approximately 36,068 rentable square feet (the “Building”), as more particularly described on Exhibit “A” to the Lease. Landlord and Tenant are collectively referred to herein as the “Parties.”

WHEREAS, Landlord and Tenant wish to enter into this Amendment to modify the Lease to provide for the expansion of the Premises to include the remainder of the space available in the Building, approximately eighteen thousand, seven hundred thirty-two (18,732) rentable square feet located on the first (1st) and second (2nd) floors of the two-story Building, identified as Suites C and D and access from the first (1st) floor thereto on Exhibit “A” (the “Expansion Premises”) and to amend the Lease in certain other respects on the terms set forth in this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Lease Definitions. Capitalized terms defined in the Lease which are used in this Amendment shall have the same meaning as in the Lease, except as otherwise provided in this Amendment.

2. Expansion Premises Commencement Date and Expiration Date. The Expansion Premises shall be added to the Premises effective December 31, 2014 (the “Expansion Premises Commencement Date”) and upon the same terms and conditions with respect to the Existing Premises, except that (a) Base Rent for the Expansion Premises shall be determined as set forth in Section 5 below and (b) Tenant’s Share of Additional Rent shall be determined as set forth in Section 6 below. The term of the Lease for the Expansion Premises shall expire on the Expiration Date, unless sooner terminated in accordance with the provisions of this Lease, so that the term for the Expansion Premises shall be co-terminus with the term for the Existing Premises. Upon the expiration or earlier termination of the Lease, Tenant shall vacate and surrender to Landlord the entirety of the Premises in the condition required by the Lease. From and after the Expansion Premises Commencement Date, all references in the Lease to “Premises” shall refer to the Existing Premises and the Expansion Premises collectively, except where such reference to “Premises” is intended clearly to refer to only the Existing Premises. All references in the Lease to the Commencement Date, as to the Expansion Premises, shall be to the Expansion Premises Commencement Date. Landlord and Tenant agree that, for purposes of the Lease, the rentable square footage of the Expansion Premises shall be deemed to be eighteen thousand, seven hundred thirty-two (18,732).

3. Early Access Period. Commencing on the Effective Date hereof but subject to the satisfaction of the conditions precedent set forth in this Section 3 (the “Early Access Period”), Tenant shall have the right to access the Expansion Premises for the purpose of the installation of furniture, fixtures and equipment including laboratory set up therein; provided, however, that during such Early Access Period, all of the terms and conditions of this Lease shall apply; provided further, however, that during such Early Access Period, Tenant shall not be obligated to pay Base Rent or Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs or Utility Expenses for the Premises so accessed by Tenant until the occurrence of the Expansion Premises Commencement Date. Such early access shall be at Tenant’s sole risk and conditioned upon full execution of this Amendment and delivery to Landlord of payment of Base Rent and Tenant’s Share of Additional Rent for the first month of the Expansion Premises term, the Security Deposit, and insurance certificates evidencing that Tenant has obtained the insurance required pursuant to the Lease. Tenant shall not conduct its business in the Expansion Premises at any time during such Early Access Period. In addition to the foregoing, Landlord shall have the right to impose such reasonable additional conditions on Tenant’s early entry as Landlord shall deem appropriate.

4. Condition of the Expansion Premises. Prior to the Expansion Premises Commencement Date, Landlord shall professionally clean the floors, including, without limitation, all carpeted and tiled areas. Landlord warrants that (a) the Expansion Premises shall be in compliance with all laws and (b) all mechanical, plumbing and electrical systems serving the Expansion Premises and all carpet and ceiling tiles in the Expansion Premises shall be in good operating condition as of the Expansion Premises Commencement Date. If the mechanical, plumbing or electrical systems of the Expansion Premises are not in good working order and condition and if such condition is not due to Tenant’s use of, or activities or work in, the Expansion Premises, and Tenant provides written notice of such condition within sixty (60) days following the Expansion Premises Commencement Date, then Landlord shall (as Tenant’s sole remedy therefor) correct such condition at Landlord’s cost within a commercially reasonable time after Landlord’s receipt of written notice thereof. Tenant hereby acknowledges and agrees that neither Landlord nor Landlord’s agents or representatives has made any representations or warranties as to the suitability, safety or fitness of the Expansion Premises for the conduct of Tenant’s business, Tenant’s intended use of the Expansion Premises or for any other purpose. Except as expressly set forth in this Amendment, Tenant shall accept the Expansion Premises in its “as is” condition as of the Expansion Premises Commencement Date and Landlord is under no obligation to make any alterations in or to the Expansion Premises or the Building.

5. Base Rent for Expansion Premises. The Base Rent for the Expansion Premises shall be as follows:

Period	Sq. Ft.	Rent/SF/Mo./NNN	Amount/Month
Expansion Premises Commencement
Date - 3/31/15	8,000	$0.00	$0.00
4/1/15 - 6/30/15	8,000	$2.52	$20,160.00
7/1/15 - 5/8/16	18,732	$2.52	$47,204.64
5/9/16 - 5/8/17	18,732	$2.59	$48,515.88
5/9/17 - 5/8/18	18,732	$2.66	$49,827.12
5/9/18 - 5/8/19	18,732	$2.74	$51,325.68
5/9/19 - 5/8/20	18,732	$2.82	$52,824.24

On the date that Tenant executes this Amendment, Tenant shall deliver to Landlord the amount of Forty-Seven Thousand, Two Hundred Four and 64/100 Dollars ($47,204.64) as Base Rent for the entire Expansion Premises as set forth above (which shall be applied against the Base Rent payable for the first months after the Expansion Premises Commencement Date until fully applied) plus the amount of Sixteen Thousand, Seven Hundred Four and 00/100s Dollars ($16,704.00) as Tenant’s Share of Additional Rent for the first full months after the Expansion Premises Commencement Date until fully applied.

6. Tenant’s Share of Additional Rent for the Expansion Premises. From and after the Expansion Premises Commencement Date, Tenant shall pay Additional Rent, Operating Expenses and Tax Expenses attributable to the Expansion Premises and the Existing Premises in accordance with Section 6 of the Lease, as modified by Section 6 of the First Amendment; provided, however, that (A) Tenant’s Share of Operating Expenses of the Building shall be increased to Seventy and Twenty-Five hundredths percent (70.25%) on the Expansion Premises Commencement Date and increase to One Hundred Percent (100%) on July 1, 2015; (B) Tenant’s Share of Tax Expenses of the Project for both the Existing Premises and the Expansion Premises, collectively, shall be increased to equal Seventy and Twenty-Five hundredths percent (70.25%) on the Expansion Premises Commencement Date and increase to One Hundred Percent (100%) on July 1, 2015; (C) Tenant’s Share of Common Area Utility Costs and Common Area Operating Expenses for both the Existing Premises and the Expansion Premises, collectively, shall be equal to Seventy and Twenty-Five hundredths percent (70.25%) on the Expansion Premises Commencement Date and increase to One Hundred Percent (100%) on July 1, 2015; and (D) the reference to July 1, 2014 in Section 6.1 of the Lease as to defects in the Expansion Premises shall be to July 1, 2015. Notwithstanding the preceding, Tenant shall have no obligation to pay Tenant’s Share of Operating Expenses, Tax Expenses or Common Area Utility Costs for the Expansion Premises prior to the substantial completion of the tenant improvements described in Section 8 of this Amendment, below.

7. Security Deposit. Upon execution of this Amendment, Tenant shall deliver to Landlord cash in the amount of Forty-Seven Thousand, Two Hundred Four and 64/100 Dollars ($47,204.64), to increase the amount of the Security Deposit currently held by Landlord pursuant to Section 4 of the Lease and Section 8 of the First Amendment, as modified by this Amendment. With the deposit of the additional Security for the Expansion Premises, the total Security Deposit on account with the Landlord shall be One Hundred Thirty-Six Thousand, Six Hundred Sixteen and 24/100s Dollars ($136,616.24) consisting of Eighty-Nine Thousand, Four Hundred Eleven and 60/100s Dollars ($89,411.60) pursuant to the Lease and the First Amendment plus the Forty-Seven Thousand, Two Hundred Four and 64/100 Dollars ($47,204.64) required by this Amendment. The Parties further agree that Section 4.1 of the Lease is hereby amended to provide that the Minimum Amount shall be equal to Ninety-Seven Thousand, Five Hundred Thirty-Four and 72/100s Dollars ($97,534.72).

8. Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance in an amount equal to Nine Hundred Thirty-Six Thousand, Six Hundred and No/100s Dollars ($936,600.00) for costs and fees related to the design and construction of tenant improvements to the Premises (both to the first (1st) and to the second (2nd) floors of the Building) and for furniture, finishes, fees and project management activities associated with the design and construction of improvements, which designs and plans shall be submitted to the Landlord in advance for approval as described below (the “Tenant Improvement Allowance”); provided, however, that the Tenant Improvement Allowance may be used for multiple projects but must be disbursed in accordance with the terms of this Section 8 no later than the last day of the eighteenth (18th) month following the Expansion Premises Commencement Date (the “Outside Allowance Date”). The construction of any tenant improvements by Landlord shall be performed in accordance with the terms and conditions of Section 10 of the Lease and this Section 8. Upon Tenant’s request that Landlord perform any tenant improvements, Landlord shall prepare a construction schedule that is reasonably acceptable by both parties and Landlord shall use diligent efforts to perform the tenant improvements in accordance with such schedule. To the extent substantial completion of any such tenant improvement is delayed beyond the target date set forth in the approved construction schedule due to Landlord’s (including its contractor’s) delay in completing such work and not solely for any other reason, including, without limitation, a Tenant Delay (as defined in the Lease), then in such event, Tenant may abate rent proportionally as to the portion of the Premises that is unusable for Tenant’s intended use and is not used as a result of the delay in completion of the construction during the period from the target date until such improvement is substantially completed. In connection with construction of the tenant improvements by Landlord, Landlord shall contract with a general contractor selected from a list of competitive bidders who are subject to the reasonable approval of Tenant pursuant to a guaranteed maximum price contract in an amount reasonably approved by Tenant, for the performance of the tenant improvements under the direct supervision of Tarlton Properties, Inc. as construction manager, at a fee equal to five percent (5%) of hard construction costs (scope of work to include coordination of architect, engineer, design/build subcontractors, general contractor, submittals for permits, construction and punch list) as a cost of the tenant improvements. The Tenant Improvement Allowance shall be disbursed by Landlord directly to the applicable design professional, contractor, materialman or other laborer in connection with the construction of such tenant improvements. Tenant shall be liable for all fees and costs of the design and construction of any tenant improvements in excess of the Tenant Improvement Allowance once the Tenant Improvement Allowance has been disbursed (such difference referred to herein as the “Tenant Improvement Shortfall”). Tenant shall pay the Tenant Improvement Shortfall upon written request from Landlord accompanied by invoices reflecting such amounts due within thirty (30) days following Tenant’s receipt of such payment request. Any tenant improvements constructed by Landlord shall be in accordance with the terms and procedure set forth in the first paragraph of Section 5.2 of the Lease (except that references therein to the Preliminary Plans shall be preliminary plans provided by Tenant and the Final Cost Estimate shall be to a cost estimate provided by Landlord based on the Final Plans) and Section 5.3 of the Lease; provided, however, that Landlord shall have no obligation to deliver the Expansion Premises with any tenant improvements completed by the Expansion Premises Commencement Date. Tenant shall have no obligation to remove any such tenant improvements from the Premises upon the termination of the Lease unless (a) such improvements are inconsistent with a normal office or laboratory build-out and (b) Landlord notifies Tenant in writing at the time it delivers to Tenant the final plans for such improvements that such improvements need to be restored. Subject to its review and approval of more detailed plans therefor, Landlord approves of the tenant improvements described in the plan attached as Exhibit “B” and agrees that such improvements and all alterations and improvements existing in the Premises as of the date hereof may be surrendered upon the termination of the Lease.

9. Parking. From and after the Expansion Premises Commencement Date, Tenant shall be entitled to use an additional fifty-five (55) non-designated parking spaces in the parking area for the Building for a total of one hundred eight (108) non-designated parking spaces in accordance with the terms and conditions set forth in Section 24 of the Lease.

10. Termination and Renewal Rights. Section 39 of the Lease is hereby revised to provide that the Termination Consideration shall mean an amount equal to the sum of Six Hundred Seventy-Three Thousand, Twenty-Eight and 88/100s Dollars ($673,028.88). The Termination Right shall apply to the entire Premises. For the avoidance of doubt, the Renewal Options set forth in the Lease shall remain in effect as to the entire Premises.

11. Elimination of Recapture Right. Effective as of the Expansion Commencement Date, Section 15.1(c) of the Lease agreement is deleted and Landlord shall no longer have the option to recapture the space described in the sublease or assignment, as applicable.

12. Allowance under First Amendment. The Tenant Improvement Allowance and the Additional Tenant Improvement Allowance under the First Amendment may be applied toward the construction of tenant improvements requested by Tenant anywhere in the Building, including the Expansion Premises, and may be used by Tenant until the Outside Allowance Date; provided, however, that the parties hereby agree that a portion of such funds in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) shall be reserved for the completion of improvements to the currently unimproved ground floor area of the Building.

13. Photographs in the Premises. Landlord must obtain Tenant’s prior written consent before using Tenant’s logo or other identifying information, including in any photographs or other promotional material. Tenant shall also have the right to use any photographs taken by Landlord of the interior of the Premises.

14. Patio. Tenant shall be permitted to install, at Tenant’s sole cost and expense, and exclusively use, a patio adjacent to the Building pursuant to terms and conditions set forth herein. The location of the patio shall be reasonably agreed upon by Landlord and Tenant. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions to the patio area without the prior written consent of Landlord. If any such alteration or addition is expressly consented to in writing by Landlord, Tenant shall complete such alteration or addition to the patio area in accordance with the provisions of Section 10 of the Lease. The use of the patio area and any alterations or additions constructed therein shall be in compliance with all applicable laws and Tenant and shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord.

15. Signs. Subject to compliance with the terms and conditions of Section 32 of the Lease, Landlord’s prior written approval of the specifications thereof (which shall not be unreasonably withheld or delayed) and subject to any applicable governmental laws, ordinances and regulations, Tenant may, at Tenant’s sole cost, install Tenant’s name and logo on the entire monument sign serving the Building.

16. Building. Landlord and Tenant acknowledge and agree that, following the Expansion Premises Commencement Date, there shall be no shared Common Areas or other tenants within the Building; provided, however, Landlord may install and maintain, at Landlord’s sole cost, an antenna on the roof of the Building so long as it does not unreasonably interfere with Tenant’s use or occupancy of the Premises or increase the costs to maintain the roof.

17. Continuing Effect. All of the terms and conditions of the Lease shall remain in full force and effect, as the Lease is amended by this First Amendment.

18. Conflicts. If any provision of this First Amendment conflicts with the Lease, the provisions of this First Amendment shall control.

19. Warranty of Authority. Each party represents and warrants to the other that the person signing this First Amendment is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a limited liability company or a corporation, that such limited liability company or corporation has full right and authority to enter into this First Amendment and to perform all of its obligations hereunder.

20. Effectiveness. No binding agreement between the parties pursuant hereto shall arise or become effective until this First Amendment has been duly executed by both Tenant and Landlord and a fully executed copy of this First Amendment has been delivered to both Tenant and Landlord.

21. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

22. Miscellaneous. Landlord warrants to Tenant that the Building and the Lot is not currently encumbered by a deed of trust.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the date first set forth above.

LANDLORD:

O’BRIEN DRIVE PORTFOLIO, LLC, a Delaware limited liability company

By:	TARLTON PROPERTIES, INC., a California corporation, its managing member

	By	/s/ John C. Tarlton
John C. Tarlton
President/CEO

By:	O’BRIEN DRIVE PORTFOLIO MEMBER, LLC, a Delaware limited liability company, its co-managing member

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

		By	/s/ Troy A. Koerselman
Troy A. Koerselman
Assistant Managing Director
Asset Management

		By	/s/ Jay Fisher
Jay Fisher
Assistant Managing Director
Asset Management

LANDLORD:

TENANT:

AVALANCHE BIOTECHNOLOGIES, INC., a Delaware corporation

BY:	/s/ Hans Hull

NAME:	Hans Hull
ITS:	SVP, Business Operations

Exhibit “A”

EXISTING PREMISES and EXPANSION PREMISES

SUITE "A"
SUITE "B"
LINE OF HI-BAY

TARLTON PROPERTIES EXCLUSIVE AGENTS TEL. 650.330.3600 FAX. 650.330.3636	BLDG. RENTABLE (BLDG. DRIP-LINE) SQ. FT. 1ST FLOOR 19,485 S.F. 2ND FLOOR 18,583 S.F. TOTAL 38,068 S.F.	**LEASE EXHIBIT - 1ST LEVEL** DATE: SEPT. 08, 2014	O'BRIEN DRIVE PORTFOLIO BUILDING 1035 O'BRIEN DRIVE, MENLO PARK

SUITE "C"
SUITE "D"
SUITE C
SUITE D

TARLTON PROPERTIES EXCLUSIVE AGENTS TEL. 650.330.3600 FAX. 650.330.3636	BLDG. RENTABLE (BLDG. DRIP-LINE) SQ. FT. 1ST FLOOR 19,485 S.F. 2ND FLOOR 18,583 S.F. TOTAL 38,068 S.F.	**LEASE EXHIBIT - 2ND LEVEL** DATE: SEPT. 08, 2014	O'BRIEN DRIVE PORTFOLIO BUILDING 1035 O'BRIEN DRIVE, MENLO PARK

Exhibit “B”

PROPOSED INITIAL TENANT IMPROVEMENTS